EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

TERRA PROPERTY TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 — Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)		Fee Rate		Amount of Registration Fee (2)
Newly Registered Securities
Fees to be Paid	Equity Equity	Class B Common Stock Class A Common Stock	457	(f)	4,824,415 4,824,415	(3) (5)	N/A N/A	$74,413,685	(4)	$ $	92.70 per 1,000,000	$6,899	(2)

(1)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f) under the Securities Act.

(2)	The single registration fee shown was paid for all of the Class B Common Stock (as defined below) and Class A Common Stock (as defined below) registered.

(3)

Represents the estimated maximum number of shares of Class B Common Stock, $0.01 par value per share (the “Class B Common Stock”), of Terra Property Trust, Inc. (“TPT”) expected to be issued in connection with the merger of Terra Income Fund 6, Inc. (“Terra BDC”) with and into Terra Merger Sub, LLC (with cash being paid in lieu of any fractional share of Class B Common Stock). This table assumes that the merger described herein is consummated.

(4)

Pursuant to Rules 457(f)(2) and 457(f)(3) of the Securities Act and solely for the purpose of calculating the registration fee set forth in the table, the proposed aggregate maximum offering price is based on: (a) $74,426,517 (the aggregate net asset value of Terra BDC as of March 31, 2022), minus (b) $12,832 (the estimated amount of cash to be paid by TPT to Terra BDC stockholders in lieu of fractional shares of Class B Common Stock).

(5)

Represents the estimated maximum number of shares of Class A Common Stock, $0.01 par value per share, of TPT (the “Class A Common Stock”) to be issuable upon conversion of the Class B Common Stock issued in connection with the merger described herein. Each share of Class B Common Stock issuable upon the completion of the merger contemplated herein (as discussed in Footnote (3) above) will, upon the satisfaction of the conditions for such conversion as set forth in the terms of such Class B Common Stock as described herein, be automatically converted on a one-for-one basis into a share of Class A Common Stock. The number of shares of Class A Common Stock being registered is based on 4,824,415 shares of Class A Common Stock expected to be issued in the event of such conversion.